Exhibit 10.2

Cracker Barrel Old Country Store, Inc.

Performance-Based
Stock Unit Award
(Three-Year Vesting subject to Total Shareholder Return
Tests/Section 162(m) Vesting Requirement)

AWARD NOTICE dated as of <DATED> between Cracker Barrel Old Country Store, Inc., a Tennessee corporation (“Cracker Barrel”), and <NAME> (the “Participant”).  This Award is granted on <GRANT DATE> (the “Date of Grant”) by the Compensation Committee of the Cracker Barrel Board of Directors (the “Committee”) pursuant to the terms of the  2010 Omnibus Stock and Incentive Plan (the “Plan”). The applicable terms of the Plan are incorporated herein by reference, including the definitions of terms contained therein.

Section 1. Stock Unit Award.  Cracker Barrel hereby grants to the Participant, on the terms and conditions set forth herein, an Award for a target number of Stock Units of <# STOCK UNITS> (such target number of Stock Units being referred to herein as the “Target Award Amount”).  The number of Stock Units which may be awarded hereunder is dependent upon the satisfaction of the conditions set forth herein and may range from no Stock Units to <Maximum>% of the Target Award Amount.  The Stock Units are notional units of measurement denominated in Shares (i.e., one Stock Unit is equivalent in value to one Share, subject to the terms hereof).  The Stock Units represent an unfunded, unsecured obligation of Cracker Barrel.

Section 2. Number of Stock Units. The number of Stock Units that the Participant will earn, subject to the satisfaction of the conditions set forth in Section 3 shall be determined by multiplying the Target Award Amount by a fraction, the denominator of which shall be the average Fair Market Value of the Shares over a period of sixty (60) calendar days beginning thirty (30 days prior to and ending thirty (30) days after the  first business day of the Performance Period (the "Beginning Value") and the numerator of which shall be Total Shareholder Return during the Performance Period.  “Total Shareholder Return” shall be equal to: (i) the average Fair Market Value of the Shares over a period of sixty (60) calendar days beginning thirty (30) days prior to and ending thirty (30) days after the last business day of the Performance Period minus (ii) the Beginning Value plus (iii) any dividends paid on the Shares during the Performance Period.  “Performance Period” means <Insert Applicable Performance Period>.

Section 3. Vesting Requirements. The vesting of this Award (other than pursuant to accelerated vesting in certain circumstances as provided in Section 4 below) shall be subject to the satisfaction of the conditions set forth in subsections A and B of this Section 3:

A.
Section 162(m) Vesting Requirement. This Award shall also be subject to additional performance vesting requirements under this Section 3.A with respect to all Stock Units subject to this Award, based upon the achievement of the Performance Target applicable to the Performance Period set forth below, and subject to certification of achievement of such Performance Target by the Committee pursuant to Section 10.3 of the Plan.  The Performance Target, which was established by the Committee not later than 90 days following the beginning of the Performance Period applicable to this Award, is <Insert Performance Target> during the Performance Period.  <Insert Other terms applicable to Performance Target>  If the Performance Target is not satisfied, all of the Stock Units subject to this Award shall be immediately forfeited.

B.
Service Vesting Requirement. In addition to the performance vesting requirements of subsection A of this Section 3, the right of the Participant to receive payment of this Award shall become vested only if he or she remains continuously employed by Cracker Barrel or an Affiliate from the date hereof until the end of the Performance Period; provided, however, that nothing set forth herein shall be deemed to modify, qualify, or otherwise derogate from, the requirement of Section 10.3 of the Plan that the Committee certify in writing (which writing may be the approved minutes of the Committee) that the Performance Target set forth in Section 2 above has been achieved prior to the payment of any amount to the Participant under this Award.

If the service vesting requirements of Section 3.B are not satisfied, all of the Stock Units subject to this Award shall be immediately forfeited and the Participant’s rights with respect thereto shall cease.

Section 4. Accelerated Vesting. Notwithstanding the terms and conditions of Section 3 hereof, upon the Participant’s death or disability (within the meaning of Section 409A of the Internal Revenue Code), or upon the termination of Participant's employment with Cracker Barrel (or an Affiliate) of Cracker Barrel within the 24-month period following a Change in Control (any of the foregoing being an “Accelerating Event”) (provided, in each case, that the Accelerating Event occurs during the Performance Period and the Participant is employed by Cracker Barrel (or an Affiliate) at the time of such Accelerating Event), this Award shall become fully vested with respect to the Target Award Amount.

Section 5. Payment of Award. Payment of vested Stock Units shall be made within 30 days following the later of:

(i)	the date as of which all of the vesting requirements under Sections 3 or 4, as applicable, shall have been satisfied, or

(ii)	the date of certification of achievement of the Performance Target by the Committee, as required under Section 2.A hereof.

The Stock Units shall be paid in Shares to the Participant after deduction of applicable minimum statutory withholding taxes.

Section 6. Restrictions on Transfer. Neither this Stock Unit Award nor any Stock Units covered hereby may be sold, assigned, transferred, encumbered, hypothecated or pledged by the Participant except as provided in the Plan.

Section 7. No Voting or Other Rights as Shareholder. The Stock Units granted pursuant to this Award, whether or not vested, will not confer any voting, dividend or other rights as a shareholder upon the Participant, unless and until the Award is paid in Shares.

Section 8. Award Subject to Plans, Etc. This Stock Unit Award is subject to the terms of the Plan, the terms and provisions of which are hereby incorporated by reference. In the event of a conflict or ambiguity between any term or provision contained herein and a term or provision of the Plan, the Plan will govern and prevail.

Section 9. Effect of Employment Agreement. If the Participant is employed pursuant to an employment agreement with Cracker Barrel, any provisions thereof relating to the effect of a termination of the Participant’s employment upon his or her rights with respect to this Award, including, without limitation, any provisions regarding acceleration of vesting and/or payment of this Award in the event of termination of employment, shall be fully applicable and supersede any provisions hereof with respect to the same subject matter.

Section 10. No Right of Employment. Nothing in this Award Notice shall confer upon the Participant any right to continue as an employee of Cracker Barrel or an Affiliate or interfere in any way with the right of Cracker Barrel or an Affiliate to terminate the Participant’s employment at any time or to change the terms and conditions of such employment.

Section 11. Governing Law. This Award Notice shall be construed and enforced in accordance with the laws of the State of Tennessee, without giving effect to the choice of law principles thereof.

CRACKER BARREL OLD COUNTRY STORE, INC.

By:
Name:
Title: